Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated September 25, 2012, relating to the financial statements and financial highlights of California Tax-Free Money Market Fund, one of twenty-six portfolios constituting the HighMark Funds, appearing in the Annual Report on Form N-CSR of HighMark Funds for the year ended July 31, 2012, and to the reference to us under the heading “Financial Highlights” in the Combined Prospectus/Proxy Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

April 15, 2013